THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (this “Amendment”) is made and entered into this 30th day of December, 2008, by and between RAM ENERGY RESOURCES, INC., a Delaware corporation (the “Company”), and LARRY E. LEE, an individual (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated May 8, 2006 as amended by that First Amendment to Employment Agreement dated October 18, 2006, and by that certain Second Amendment to Employment Agreement dated February 25, 2008 (the “Agreement”); and

WHEREAS, the Board of Directors of the Company and the Executive have agreed that the Agreement should be amended in a manner set out in this Amendment; and

WHEREAS, the Internal Revenue Code of 1986 (the “Code”) has been amended to add a new IRC Section 409A which has placed additional requirements on various types of agreements including “employment agreements” such as the Agreement; and

WHEREAS, the Company desires that the Agreement be in compliance with IRC Section 409A, and Agreement is to be amended accordingly; and

WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

NOW, THEREFORE, it is hereby agreed that the Agreement should be and is hereby amended as follows:

1.     Section 3(c) of the Agreement is hereby deleted in its entirety and the following Section 3(c) substituted therefor:

(c)       Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means:

(i)         the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a diminution in such position, compensation, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive;

(ii)        any material failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive;

(iii)      the Company’s requiring the Executive to be based at any office or location other than that described in Section 2(a)(i)(B) which is more than fifty (50) miles from the Executive’s principal office prior to such relocation hereof, except for periodic travel reasonably required in the performance of the Executive’s responsibilities;

(iv)       any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v)        any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

For purposes of this Section 3(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive unless such determination is rejected by vote of a majority of the Board (excluding Executive if Executive is then a member of the Board), in which event Executive may refer the determination of “Good Reason” to binding arbitration by and between the Company and the Executive conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by a single arbitrator appointed by the AAA. The decision of the arbitrator in such matter shall be final, unappealable and binding upon the Company and the Executive.”

2.         Section 3 is hereby amended by adding a new Section (d) to the Agreement, to read as follows:

“(d)     Termination by the Executive; Good Reason. The Executive may terminate his employment with the Company at any time whether with or without Good Reason. If the Executive believes Good Reason exists for terminating his employment, then he shall give the Company written notice of the acts or omissions constituting Good Reason within thirty (30) days after learning of such acts or omissions constituting Good Reason (the “Good Reason Notice”). No termination of employment for Good Reason shall be effective unless (i) within thirty (30) days after receiving the Good Reason Notice, the Company fails to either cure such acts or omissions or notify the Executive of the intended method of cure, and (ii) the Executive delivers a Notice of Termination to the Company and subsequently resigns within thirty (30) days after the Company’s deadline in Section 3(d)(i) expires. Notwithstanding the previous sentence and at the Company’s request, the Executive shall provide services consistent with his then-current authority, duties, and responsibilities for up to ninety (90) days after having provided the Good Reason Notice to the Company.”

3.         Existing Section 3(d) of the Agreement is hereby relettered as (e) in lieu of (d), and there is hereby added to such paragraph the following sentence:

“In the event of a termination by the Executive for Good Reason, a Notice of Termination shall be effective only if given within the time limit established by Section 3(d).”

4.	Section 4 is hereby amended by adding a new Section 4(e) to read as follows:

“(e)     Application of Section 409A of the Code. Notwithstanding the above paragraphs of this Section 4, if the Company determines that (i) the Executive is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”) as of the date of his “separation from service” as defined by Section 409A (“Separation from Service”), and (ii) any amount of any payment to be made under this Section 4 is subject to Section 409A, then such amount shall not be paid to the Executive until six (6) months after the date of his Separation from Service (or, if earlier, the date of his death). In such case, the portion of the payment so delayed shall be paid in a single lump sum in cash on the first (1st) day of the seventh (7th) month following the Executive’s Separation from Service (or, if earlier, upon his death).”

5.	In all other respects, the Agreement remains unchanged and in full force and effect.

EXECUTED this 30th day of December, 2008.

“COMPANY”

RAM ENERGY RESOURCES, INC., a Delaware corporation

By /s/ G. Les Austin______________________

Senior Vice President

“EXECUTIVE”

/s/ Larry E. Lee__________________________

Larry E. Lee

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